Exhibit 23.3

700, 850 – 2nd Street SW
Calgary AB T2P 0R8
Canada

Tel: 403-648-3200
Fax: 586-774-5398
www.deloitte.ca

January 14, 2013

Magnum Hunter Resources Corporation

777 Post Oak Blvd., Suite 650

Houston, Texas 77056

Dear Sirs/Madams:

RE:     Letter of consent

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Magnum Hunter Resources Corporation (the “Company”) and any amendment thereof, of (i) information relating to our report setting forth the estimates of the Company’s Canadian and North Dakota oil and natural gas reserves and the present value of future net revenues therefrom as of December 31, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, as amended, and (ii) information relating to our audit of the Company’s internal estimates with respect to the Company’s North Dakota and Canadian oil and natural gas reserves as of June 30, 2012, previously “furnished” and not “filed” in the Current Report on Form 8-K of the Company filed on July 19, 2012. We also consent to the references to our firm contained in this Registration Statement, including under the caption “Experts.

Yours truly,

/s/ Douglas S. Ashton, P. Eng.
Douglas S. Ashton, P. Eng.
Partner
Deloitte & Touche LLP